UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

TURTLE BEACH CORPORATION
(Name of Registrant as Specified In Its Charter)

TORO 18 HOLDINGS LLC IMMERSION CORPORATION WILLIAM C. MARTIN ERIC SINGER SEAN MADNANI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Toro 18 Holdings LLC (“Toro 18”), together with the other participants named herein (collectively, “Toro 18 Group”), intends to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) of Turtle Beach Corporation, a Nevada corporation (the “Company”).

On May 1, 2023, Toro 18 Group filed with the SEC Amendment No. 4 to the Schedule 13D (“Amendment No. 4”) with respect to the Company’s announcement that Jeurgen Stark will be stepping down as Chief Executive Officer effective June 30, 2023. A copy of Amendment No. 4 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Toro 18 Holdings LLC (“Toro 18”), together with the other participants named herein (collectively, “Toro 18 Group”), intends to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Turtle Beach Corporation, a Nevada corporation (the “Company”).

TORO 18 GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Toro 18, Immersion Corporation (“Immersion”), Eric Singer, William C. Martin and Sean Madnani.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 1,387,087 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Toro 18 directly beneficially owned 1,387,087 shares of Common Stock. Immersion, as the sole member of Toro 18, may be deemed to beneficially own the 1,387,087 shares of Common Stock owned by Toro 18. As the Chief Strategy Officer of Toro, Mr. Martin may be deemed to beneficially own the 1,387,087 shares of Common Stock owned by Toro 18. As President and Chief Executive Officer of Toro 18, Mr. Singer may be deemed to beneficially own the 1,387,087 shares of Common Stock owned by Toro 18. As of the date hereof, Mr. Madnani does not own any shares of Common Stock.